Contact: Amber Wallace
Senior Vice President, Marketing
Office: 330-720-8427
Cell: 330-720-6441
awallace@farmersbankgroup.com

FOR IMMEDIATE RELEASE

Famers National Banc Corp. reports results from the Special Meeting of Shareholders.

Canfield, Ohio (August 20, 2010) — Farmers National Banc Corp. (OTCBB: FMNB) reported today that at a Special Meeting of Shareholders held on August 19, 2010, two proposals recommended by the Board of Directors failed to receive the requisite number of votes required for approval by shareholders.

Nearly 75% of outstanding shares were voted on each proposal. Of the shares voted, over 80% were voted in favor of the proposals, resulting in approximately 60% of outstanding shares being voted in favor of the proposals, just below the two thirds of outstanding shares required for approval. Preliminary voting results are represented in the chart below:

Proposal I — Eliminate Pre-Emptive Rights
Shares Outstanding	13,576,880	100.00%

Total Voted	10,266,168	75.61%

For	8,041,862	80.00%

Against	1,885,026	18.75%

Abstain	124,562	1.25%

Proposal II — Change Quorum Requirements
Shares Outstanding	13,576,880	100.00%

Total Voted	10,266,168	75.61%

For	8,247,875	82.06%

Against	1,670,310	16.62%

Abstain	133,267	1.32%

Proposal 1 would have eliminated pre-emptive rights under the Company’s Articles of Incorporation, which would have provided it with additional flexibility to access the capital markets in order to finance the growth of its business and satisfy applicable capital requirements. Proposal 2 would have changed the quorum requirements under the Company’s Code of Regulations necessary to comply with listing requirements of the Nasdaq Capital Market (the “Nasdaq”). Management believes that listing on Nasdaq can provide enhanced shareholder value through increased trading activity of Farmers common shares.

John S. Gulas, President and CEO reflected on the voting process, “I am encouraged that nearly 10,000,000 shares were voted and that 80% of those votes were in favor of the proposals. However, I am disappointed that a small percentage of non-participating shareholders could affect the vote. These proposals were critical to updating 30 year old policies that tie our hands in dealing with today’s economic environment.” Gulas pointed out to the shareholders attending the meeting that 30 year-old charters make it difficult to function in today’s business atmosphere. “Thirty years ago, we didn’t have email, the internet, or cell phones. In fact, fax machines were just being introduced.” Gulas remarked.

At the meeting Mr. Gulas also issued a statement that alternative options will be developed to satisfy regulatory capital ratios. Gulas stated that options may include, but not be limited to:

•	Capital growth based on retaining earnings

•	Income growth based on fee income

•	Limited asset growth due to regulatory limitations

•	A review of distribution of capital with the consideration of dividend policy changes

•	Locking in unrealized gains on the bank’s investment portfolio

•	Additional Capital Strategies

Frank Paden, Executive Chairman of the Board, stated that “Capital remains king. Due to a weakened economy, every bank has been asked to live by rules that require high capital reserves. We need financial flexibility to obtain and position capital that will ultimately lead to greater earnings and stock value.”

Gulas stated he plans to go back to the shareholders in hopes of ultimately passing the proposals. He states, “Because there is so much at stake, I will continue to reach out to shareholders with clear and transparent communication in effort to pass these critical proposals.” Gulas adds, “In the mean time, management will continue to focus on increased earnings to help increase shareholder value and satisfaction.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at
www.farmersbankgroup.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Actual results could differ materially from those indicated. The Company refers you to its current and periodic reports filed with the Securities and Exchange Commission for additional discussion of these assumptions, risks and uncertainties. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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